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                                                                    Exhibit 99.1

                                  PRESS RELEASE

  FOR IMMEDIATE RELEASE


                      SRI/SURGICAL EXPRESS, INC. ANNOUNCES
                       CHIEF EXECUTIVE OFFICER RETIREMENT

     TAMPA, FL-- August 15, 2002 -- SRI/Surgical Express, Inc. (Nasdaq: STRC) today announced that its Chief Executive Officer and Chairman of the Board of Directors, Richard T. Isel, 58, is retiring. The Board expresses its heartfelt gratitude for Dick's highly valuable contributions to the Company, and wishes him a most enjoyable retirement. The Board has initiated a search for his replacement as CEO.

     The Company also announced that, at a meeting of the Board of Directors earlier today, N. John Simmons, Jr. was elected as Chairman of the Board. A director of SRI/Surgical Express, Inc. since February 2001, John is currently President of Quantum Capital Partners, a Tampa-based venture capital investment firm. Previously, John was Chief Financial Officer of Checkers Drive-In Restaurants, Inc., Vice President and Controller of Eckerd Corporation, and served 17 years with KPMG Peat Marwick.

     The Company will be run by the Office of the President until a new CEO is in place. This office will include Wayne R. Peterson, James T. Boosales and Charles L. Pope, Jr.

     Wayne R. Peterson, Executive Vice President and Chief Operating Officer, one of the founders of the Company, will continue to direct the operations of the Company.

     James T. Boosales, Executive Vice President, has been with the Company as its Executive Vice President and Chief Financial Officer since its inception in 1994. During this transition, Jim will assume responsibility for sales and marketing. Jim has managed sales and marketing organizations nationally and internationally in previous positions, including President International for Fisher Price, Inc., Tonka Corp., Kenner Parker Toys, and President of Foot-Joy, Inc. He is relinquishing the CFO's role to accommodate the demands of his new activities.

     The Board also appointed Charles L. Pope, Jr. as Chief Financial Officer. Before joining SRI in April 2002 as Senior Vice President and Chief Accounting Officer, Charlie was Chief Financial Officer of UTEK Corporation. Charlie was with Pricewaterhouse Coopers for 24 years, including 12 years as a partner.

     SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 25 states from 11 reprocessing facilities, one disposable products facility, and 16 service centers located throughout the United States.

FOR FURTHER INFORMATION:  Charles Pope
                          SRI/Surgical Express, Inc.
                          (813) 891-9550